Exhibit 5.1

SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.

December 21, 2009

Modavox, Inc.
Attn:  David J. Ide
1900 W. University Drive
Suite 230
Tempe, Arizona 85281-3291

Re:  Registration Statement on Form S-8

Dear Ladies and Gentlemen,

We have acted as special counsel to Modavox, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to an aggregate of 947,771  shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), to be issued pursuant to that certain:

1.	E. Schedeler Nonqualified Stock Option Agreement; and
2.	D. Shaub Fee Letter Agreement

(each such agreement, as amended, a “Plan” and collectively the “Plans”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others, as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies, and that all documents upon which we have relied are accurate and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when issued and delivered in accordance with the Plans, and upon receipt by the Company of the consideration for the Common Stock to be issued and sold in accordance with the Plans, the shares of Common Stock to be issued and sold in accordance with the Plans will be validly issued, fully paid and nonassessable.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.  The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.